 Exhibit 99.2

Investor Contact:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Media Contact:

David Culver, VP Public Relations

Boyd Tamney Cross

(610) 254-7426

Malvern Bancorp, Inc., Appoints Experienced Real Estate Investment and Management Executive to its Board

PAOLI, Pa., July 29, 2015 – Malvern Bancorp, Inc., (Nasdaq: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank ("MFSB" or the "Bank"), today announced that Howard Kent has been appointed to the Company’s board of directors. Howard is a principal and co-founder of Real Estate Equities Group, LLC, and its affiliated entities in Englewood, N.J.

Howard has been active in the real estate investment and management businesses for more than 40 years. Previously, he served as an officer and principal stockholder of Asset Management and Service Corp., served as a corporate general partner for several limited partnerships and provided direct and supervisory management for approximately 2,000 apartment units in the New York City and Washington, D.C., metropolitan areas. He also formerly served as chairman of the board of directors of American Investment Services, Inc., an SEC-registered investment advisor with approximately $450 million in assets under management.

“Howard is an outstanding addition to Malvern’s board,” said Anthony C. Weagley, president and CEO of Malvern Bancorp, Inc., and Malvern Federal Savings Bank. “His breadth of real estate investment and management experience and his years of leadership and community involvement will greatly benefit Malvern Bancorp and Malvern Federal Savings as we continue our impressive turnaround."

Howard serves on the board of Vantage Health System based in Dumont, N.J. He previously served on the boards of ConnectOne Bank and ConnectOne Bancorp, Inc., and the boards of Center Bancorp, Inc., and Union Center National Bank., where he also served as chairman of the board. Howard serves on the Florida Regional Board of the Anti-Defamation League. He also has served on the board of the Jewish Federation of North Jersey and the Jewish Federation of South Palm Beach County. He is a voting member of the American Institute of Economic Research, an independent nonprofit organization established to help ordinary Americans deepen their economic and financial knowledge and thereby enhance their well-being and that of the nation.

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank recently announced a strategic partnership with Bell Rock Capital to provide personalized wealth management and advisory services to high net worth individuals and families. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.